Exhibit 1.1

UNDERWRITING AGREEMENT

November 14, 2005

To the Representatives Named

on the Signature Page Hereof:

Dear Sirs:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison Company of New York, Inc (the “Company”) hereby agrees to sell to the Underwriters named in Schedule I hereto (the “Underwriters”) and the Underwriters hereby agree to purchase, severally and not jointly, the principal amount set forth opposite their names in Schedule I hereto of the securities specified in Schedule II hereto (the “Designated Securities”).

The representatives named on the signature page hereof (the “Representatives”) represent that the Underwriters have authorized the Representatives to enter into this Underwriting Agreement and to act hereunder on their behalf.

Except as otherwise provided in Schedule II hereto each of the provisions of the Company’s Underwriting Agreement Basic Provisions, dated November 1, 1999, as filed as Exhibit 1.2 to Registration Statement No. 333-90385 (the “Basic Provisions”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

		By:	/s/ Joseph P. Oates
Joseph P. Oates
Vice President and Treasurer

Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ John A. Cavalier
John A. Cavalier
Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Karl W. Newlin
Karl W. Newlin
Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Fusco
Michael Fusco
Executive Director

SCHEDULE I

Underwriters	Principal Amount of Designated Securities to be Purchased
Credit Suisse First Boston LLC	$87,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	87,500,000
Morgan Stanley & Co. Incorporated	87,500,000
Barclays Capital Inc.	24,500,000
BNY Capital Markets, Inc.	24,500,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	24,500,000
Loop Capital Markets, LLC	7,000,000
The Williams Capital Group, L.P.	7,000,000

Total	$350,000,000

SCHEDULE II

Title of Designated Securities:

5.375% Debentures, Series 2005 C.

Aggregate principal amount:

$350,000,000

Price to Public:

Initially 99.77% of the principal amount of the Designated Securities, plus accrued interest, if any, from November 16, 2005 to the date of delivery, and thereafter at market prices prevailing at the time of sale or at negotiated prices.

Purchase Price by Underwriters:

99.12% of the principal amount of the Designated Securities, plus accrued interest, if any, from November 16, 2005 to the date of delivery.

Specified funds for, and manner of, payment of purchase price:

Funds will be delivered by wire transfer pursuant to the Company’s written instructions to the Representatives.

Indenture:

Indenture, dated as of December 1, 1990, between the Company and JPMorgan Chase Bank, N.A., (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, between the Company and The Chase Manhattan Bank, as Trustee, and as amended and supplemented by a Second Supplemental Indenture, dated as of June 23, 2005, between the Company and JPMorgan Chase Bank, N.A., as Trustee.

Maturity:

December 15, 2015

Interest Rate:

5.375% per annum.

Interest Payment Dates:

June 15, 2006 and thereafter semi-annually on June 15 and December 15 in each year, except as otherwise provided in the Indenture.

Redemption Provisions:

As set forth in the prospectus supplement, dated November 14, 2005, for the Designated Securities supplementing the prospectus, dated May 10, 2005, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-3 (333-123780, declared effective by the Commission on May 10, 2005).

Sinking Fund Provisions:

None.

Time of Delivery:

10:00 a.m., on November 16, 2005.

Closing Location:

At the offices of Dewey Ballantine, 23rd Floor, 1301 Avenue of the Americas, New York, NY 10019.

Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

The sentence regarding delivery of the Designated Securities on the front cover of the Prospectus Supplement and the last paragraph under the caption “Underwriting” on page S-8.

Address of Representatives:

Credit Suisse First Boston LLC

11 Madison Avenue

New York, NY 10010

Merrill Lynch Pierce Fenner & Smith Incorporated

4 World Financial Center, 26th Floor

New York, NY 10080

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

Description of Securities

Description of Debentures

Modification of Basic Provisions

Throughout the Basic Provisions, change references to “Representative” from “Representative” to “Representatives.”

In Section 1:

Add after subsection (m):

“(n) The documents incorporated by reference in the prospectus do not include non-GAAP financial measures within the meaning of Regulation G or Item 10 of Regulation S-K of the Commission, with the possible exception of the measure “net revenues” which is described under results of operations in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.”

Delete Section 4 (c) of the Basic Provisions in its entirety and substitute the following:

“To deliver to the Representatives conformed copies of the Registration Statement, and each amendment thereto, including exhibits thereto and documents incorporated by reference therein, and to furnish to the Underwriters copies of the Prospectus, and each amendment or supplement thereto, in such quantities as the Representatives may from time to time reasonably request, and, if the delivery of a prospectus is required at any time in connection with the offering or sale of the Designated Securities and if at that time any event shall have occurred as a result of which the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when the Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during the same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Act or the Exchange Act, to notify the Representatives and upon its request to file the document and to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus that will correct the statement or omission or effect compliance;”

Delete Section 6 (d) of the Basic Provisions in its entirety and substitute the following:

“The Representatives shall have received at the Time of Delivery a letter from PricewaterhouseCoopers LLP, dated the Time of Delivery, substantially in the form theretofore supplied to and deemed satisfactory by the Representatives.”

Add at the end of Section 14 of the Basic Provisions the following:

“The Company acknowledges and agrees that (i) the purchase and sale of the Designated Securities pursuant to this Agreement, including the determination of the public offering price of the Designated Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.”